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Exhibit 99.(a)(1)(A)

OFFER TO PURCHASE FOR CASH
SHARES OF ITS COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE
OF NOT MORE THAN $100 MILLION
AT A PER SHARE PURCHASE PRICE OF NOT LESS THAN $2,500 PER SHARE
NOR GREATER THAN $2,950 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 13, 2014, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        Seaboard Corporation, a Delaware corporation (the "Company," "Seaboard," "we," "our" or "us"), is offering to purchase for cash shares of its common stock, par value $1.00 per share, pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $2,500 nor greater than $2,950 per share ("Auction Tenders"); or (ii) purchase price tenders ("Purchase Price Tenders"), in either case, upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal," and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"). We are offering to purchase shares having an aggregate purchase price of no more than $100 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the "Purchase Price"), which will be not less than $2,500 and not more than $2,950 per share, that we will pay for shares of our common stock validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share (in multiples of $25.00) of not less than $2,500 and not more than $2,950 per share, at which shares have been tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $100 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. All shares acquired in the Offer will be tendered at the same Purchase Price regardless of whether the stockholder tendered at a lower price. Shares validly tendered pursuant to an Auction Tender at a price specified that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if the aggregate purchase price of all shares validly tendered and not validly withdrawn in the Offer is less than $100 million, we will buy all shares validly tendered and not validly withdrawn. Because of the proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $100 million are validly tendered at or below the Purchase Price and not validly withdrawn.

        Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,500 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 40,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,950 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 33,898.

        In addition, if more than $100 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2 percent of our outstanding shares without extending the Expiration Time.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

        We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand.

        Our common stock is listed on the NYSE MKT (the "NYSE") and trades under the symbol "SEB." On May 9, 2014 (the last full trading day before announcement of the Offer), the reported closing price of our common stock on the NYSE was $2,447.44 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

OFFER TO PURCHASE DATED MAY 12, 2014

 IMPORTANT

        THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Steven J. Bresky, our President, and our affiliated companies, Seaboard Flour LLC and SFC Preferred LLC ("Seaboard Flour"), which are major stockholders of Seaboard, have advised us that they do not intend to tender any of their shares in the Offer. In addition, our directors and executive officers have also advised us that they do not intend to tender any of their shares in the Offer. As such, the equity ownership of Steven J. Bresky, Seaboard Flour, and our directors and executive officers will increase proportionately as a percentage of our outstanding stock following consummation of the Offer. See Section 11.

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

  •
  if you are an institution participating in The Depository Trust Company ("DTC") and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

        If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $2,500 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

        We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the "Information Agent"), at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Seaboard or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		10
INTRODUCTION		10
THE OFFER		13
1.	Number of Shares; Proration	13
2.	Purpose of the Offer; Certain Effects of the Offer	15
3.	Procedures for Tendering Shares	17
4.	Withdrawal Rights	22
5.	Purchase of Shares and Payment of Purchase Price	23
6.	Conditional Tender of Shares	24
7.	Conditions of the Offer	25
8.	Price Range of Shares; Dividends; Prior Stock Purchases	27
9.	Source and Amount of Funds	28
10.	Certain Information Concerning the Company	28
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	30
12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	32
13.	Legal Matters; Regulatory Approvals	33
14.	Material U.S. Federal Income Tax Consequences	33
15.	Extension of the Offer; Termination; Amendment	38
16.	Fees and Expenses	39
17.	Miscellaneous	39

v

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should be aware that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

        The issuer of the shares, Seaboard Corporation, is offering to purchase the shares. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

        We are conducting an offer by means of a procedure commonly called a "modified Dutch auction." This procedure allows you to select the price (in increments of $25.00) within a price range specified by us at which you are willing to sell your shares. Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares of our common stock, par value $1.00 per share, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $2,500 nor greater than $2,950 per share; or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate purchase price of no more than $100 million. Promptly after 5:00 p.m., New York City time, on June 13, 2014, unless the Offer is extended or terminated (such time, as it may be extended, the "Expiration Time"), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, the Purchase Price, which will be not less than $2,500 and not more than $2,950 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $2,500 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price per share (in multiples of $25.00) of not less than $2,500 and not more than $2,950 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $100 million. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the Purchase Price we determine. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

How many shares of its common stock is Seaboard offering to purchase?

        We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $100 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,500 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 40,000, which represents approximately 3.37 percent of the total number of shares issued and outstanding as of April 30, 2014. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,950 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 33,898, which represents approximately 2.86 percent of the total number of shares issued and outstanding as of April 30, 2014

        In addition, if more than $100 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2 percent of our outstanding shares without extending the Expiration Time. See Section 1.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How will Seaboard pay for the shares?

        We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, on June 13, 2014, unless we extend or terminate the Offer.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

        If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

        Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. At March 29, 2014, we had working capital of $1,256,005,000 and long-term debt of $80,484,000. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

        Assuming the completion of the Offer, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

        After the completion or termination of the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

What are the significant conditions to the Offer?

        Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

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  no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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  our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or (ii) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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  no commencement or escalation, on or after May 12, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

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  no decrease of more than 10 percent in the market price for our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, the New York Stock Exchange Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on May 12, 2014 shall have occurred;

  •
  no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States; or (ii) our business, general affairs, management, financial position, stockholders' equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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  in the case of any of the matters described in the preceding four bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof;

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  no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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  we shall not have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than Seaboard Flour) (i) has acquired or proposes to acquire beneficial ownership of more than five percent of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the "SEC")) on or before May 12, 2014); (ii) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 12, 2014 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1 percent or more of our outstanding common stock; or (iii) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; or

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  we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

        The Offer is subject to these conditions, and a number of other conditions. See Section 7. The foregoing addresses the conditions under which we are not obligated to complete the Offer.

How will the Offer affect the number of our shares outstanding and the number of record holders?

        As of April 30, 2014, we had 1,187,288 issued and outstanding shares. At the minimum Purchase Price of $2,500 per share, we would purchase 40,000 shares if the Offer is fully subscribed, which would represent approximately 3.37 percent of our outstanding shares as of April 30, 2014. At the maximum Purchase Price of $2,950 per share, we would purchase 33,898 shares if the Offer is fully subscribed, which would represent approximately 2.86 percent of our outstanding shares as of April 30, 2014. If the Offer is fully subscribed at the minimum Purchase Price, we will have 1,147,288 shares outstanding immediately following the purchase of shares tendered in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we will have 1,153,390 shares outstanding immediately following the purchase of shares tendered in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer as well as the Purchase Price for such shares. See Section 2.

        If any of our stockholders:

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  who holds shares in their own name as holders of record; or

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  who are "registered holders" as participants in the DTC's system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders will be reduced. See Section 2.

        Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase not cause the shares to either (i) be held of record by fewer than 300 persons; or (ii) be delisted from NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my shares?

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

  •
  if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3 of this Offer to Purchase.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (i) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $25.00) at which shares are being tendered; or (ii) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $2,500 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $2,500 PER SHARE).

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $2,500 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of our common stock.

        If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

        Yes. You do not have to tender all of the shares that you own to participate in the Offer.

In what order will Seaboard purchase the tendered shares?

        If the terms and conditions of the Offer have been satisfied or waived and the aggregate purchase price of all shares validly tendered and not validly withdrawn in the Offer is less than $100 million, we will buy all shares validly tendered and not validly withdrawn.

        If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $100 million, measured at the maximum price at which such shares were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

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  First, all tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro-rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $100 million; and

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  Second, only if necessary to permit us to purchase shares having an aggregate purchase price of $100 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw your tendered shares at any time prior to the Expiration Time, as may be extended by us. In addition, if we have not accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on July 3, 2014. See Section 4.

How do I withdraw shares previously tendered?

        To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Has Seaboard or its Board of Directors adopted a position on the Offer?

        While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Information Agent or the Depositary made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do Seaboard's directors or executive officers or affiliates intend to tender their shares in the Offer?

        Steven J. Bresky, our President, and Seaboard Flour, which are major stockholders of Seaboard, have advised us that they do not intend to tender any of their shares in the Offer. In addition, our directors and executive officers have also advised us that they do not intend to tender any of their shares in the Offer.

What will happen if I do not tender my shares?

        Stockholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Seaboard pay for my tendered shares that are accepted for purchase pursuant to the Offer?

        We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the preliminary results of the Offer, including price and preliminary information about any proration, on the day following the Expiration Time. We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company's common stock?

        On May 9, 2014 (the last full trading day before announcement of the Offer), the reported closing price of our common stock on the NYSE was $2,447.44 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

        The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (i) consideration received in a sale or exchange; or (ii) a dividend distribution with respect to such shares. See Section 14.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

        The receipt of cash for your tendered shares will generally be treated as either (i) consideration received in a sale or exchange; or (ii) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a "dividend" for U.S. federal income tax purposes at a rate of 30 percent (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 14. Therefore, as to each foreign stockholder, U.S. federal income tax will be withheld at a 30 percent rate unless such stockholder provides documentation pursuant to which the Depositary, or other withholding agent, may determine that an exemption from, or reduction of, such withholding applies. See Section 3. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply for a refund of such withheld amount. See Section 14.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

        For additional information or assistance, you may contact MacKenzie Partners, Inc., the Information Agent, at the telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated by reference herein may contain forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information. You can identify our forward-looking statements by the use of words like "may," "may not," "believes," "do not believe," "plans," "estimates," "intends," "expects," "do not expect," "anticipates," "do not anticipate," "should," "likely" and other similar expressions that convey the uncertainty of future events or outcomes.

        When considering these forward-looking statements, you should keep in mind the cautionary statements contained in this Offer to Purchase and the documents we incorporate by reference.

        Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information. Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, other known or unknown risks and factors may affect the accuracy of our forward-looking information. Among other factors, see the factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 (which is incorporated by reference in this Offer to Purchase) for certain factors that could cause actual results to differ materially from those underlying our forward-looking statements. Our forward-looking statements speak only as of the date of this Offer to Purchase or as of the date they are made, and, except as otherwise required by applicable securities laws, we undertake no obligation to update our forward-looking statements.

INTRODUCTION

To the Stockholders of Seaboard Corporation:

        Seaboard Corporation invites its stockholders to tender their common stock, par value $1.00 per share, of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $2,500 nor greater than $2,950 per share; or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $100 million.

        The Offer will expire on June 13, 2014, at 5:00 p.m., New York City time, unless the Offer is extended or terminated by us (such time, as it may be extended, the "Expiration Time").

        After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $2,500 and not more than $2,950 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $2,500 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $2,500 and not more than $2,950 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $100 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price.

        Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

        Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2 percent of our outstanding shares (or approximately 23,745 shares). See Sections 1 and 15.

        Unless tendering directly through DTC, stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

        THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

        THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Upon the terms and subject to the conditions of the Offer, if the aggregate purchase price of all shares validly tendered and not validly withdrawn in the Offer is less than $100 million, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares of common stock validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $100 million, we will purchase shares:

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  First, from all stockholders who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro-rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares (except for stockholders who tendered shares conditionally for which the condition was not satisfied), until we have purchased shares resulting in an aggregate purchase price of $100 million; and

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  Second, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $100 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

        Because of the proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

        The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

        Also, any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

        We will pay the fees and expenses of MacKenzie Partners, Inc., the Information Agent, Wells Fargo Shareowner Services, the Depositary, and all printing costs incurred in connection with this Offer. See Section 16.

        As of April 30, 2014, there were 1,187,288 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,500 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 40,000, which represents approximately 3.37 percent of the total number of shares issued and outstanding as of April 30, 2014. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,950 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 33,898, which represents approximately 2.86 percent of the total number of shares issued and outstanding as of April 30, 2014. See Sections 1 and 11.

        Our common stock is listed on the New York Stock Exchange and trades under the symbol "SEB." On May 9, 2014 (the last full trading day before announcement of the Offer), the reported closing price of our common stock was $2,447.44 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

 THE OFFER

1.     Number of Shares; Proration

        General.    Promptly following the Expiration Time, Seaboard will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $2,500 and not more than $2,950 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

        The Purchase Price will be the lowest price per share of not less than $2,500 and not more than $2,950 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable Seaboard to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $100 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

        Promptly after determining the Purchase Price, Seaboard will publicly announce the Purchase Price and all stockholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tender described below.

        Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $2,500 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

        In addition, if more than $100 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2 percent of our outstanding shares without extending the Expiration Time.

        Shares acquired pursuant to the Offer will be acquired by Seaboard free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such stockholders. See Section 8.

        The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

        Shares properly tendered under this Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the priority, proration and conditional tender provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration, regulatory cutback or conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if the aggregate purchase price of all shares validly tendered and not validly withdrawn in the Offer is less than $100 million, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $100 million:

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  First, subject to the conditional tender provisions described in Section 6, we will purchase all shares validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price on a pro-rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $100 million.

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  Second, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $100 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

        Proration.    The proration period is the period for accepting shares on a pro-rata basis in the event that the Offer is over-subscribed. The proration period will expire at the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price will be based on the ratio of the total number of shares to be purchased by us, to the number of shares validly tendered and not validly withdrawn by all stockholders at or below the Purchase Price. This ratio will be applied to stockholders validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Seaboard's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Offer; Certain Effects of the Offer

        Purpose of the Offer.    The Board believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. At March 29, 2014, we had working capital of $1,256,005,000 and long-term debt of $80,484,000. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

        After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

        Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales.

        In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Seaboard and its future earnings and assets, while also bearing the attendant risks associated with owning the Company's common stock.

        After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Certain Effects of the Offer.    Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

        The Offer will reduce our "public float" (the number of shares of our common stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offering.

        Steven J. Bresky, our President, and Seaboard Flour, which are major stockholders of Seaboard, have advised us that they do not intend to tender any of their shares in the Offer. In addition, our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As such, the equity ownership of Steven J. Bresky, Seaboard Flour, and our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. Steven J. Bresky, Seaboard Flour and our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. See Section 11 for the current beneficial ownership of each person we know to be the beneficial owner of 5 percent or more of our outstanding shares of common stock and each of our directors and executive officers.

        Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

        Shares we acquire pursuant to the Offer will be held as treasury stock and will be returned to the status of authorized but unissued stock. Such shares will be available for us to issue without further stockholder action (except as required by applicable law or the rules of NYSE).

        Other Plans or Proposals.    Except as disclosed or incorporated by reference in this Offer to Purchase, Seaboard currently has no plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving Seaboard or any of its material subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of Seaboard or any of its subsidiaries;

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  any material change in the present dividend policy, or indebtedness or capitalization of Seaboard;

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  any material change in the present Board of Directors or management of Seaboard, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

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  any other material change in Seaboard's corporate structure or business;

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  any class of equity securities of Seaboard becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

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  the suspension of Seaboard's obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of Seaboard, or the disposition by any person of securities of Seaboard; or

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  any changes in Seaboard's Restated Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of Seaboard.

        Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    For shares to be tendered validly in the Offer:

  •
  the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

  •
  the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (i) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $25.00) at which shares are being tendered; or (ii) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $2,500 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $2,500 PER SHARE). A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $2,500 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of our common stock.

        If tendering stockholders using a Letter of Transmittal wish to indicate a specific price (in increments of $25.00) at which their shares are being tendered, they must check the box indicating such price under the section captioned "Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered." Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the stockholder. A stockholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

        Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

        Stockholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

        Signature Guarantees and Method of Delivery.    If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (i) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time; or (ii) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

        The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Seaboard may enforce such agreement against that participant.

        Guaranteed Delivery.    If a stockholder desires to tender shares in the Offer and the stockholder's stock certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

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  the tender is made by or through an Eligible Institution;

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  the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form Seaboard has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the

    Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Stockholders may contact the Information Agent or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

        Return of Unpurchased Shares.    If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        U.S. Federal Income Tax Backup Withholding.    Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the stockholder or other payee (i) establishes that it is an "exempt recipient" (as described below); or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal.

        TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING SHOULD PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, AND EACH NON-UNITED STATES HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV.

        For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

        Withholding for Non-United States Holders.    Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, will withhold an amount equal to 30 percent of the gross payments payable to the Non-United States Holder or his agent unless (i) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty; or (ii) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 14).

        To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI. The Depositary, or other withholding agent, will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.

        A Non-United States Holder may be eligible to obtain a refund of all or a portion of any amount withheld if (i) the Non-United States Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax; or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

        NON-UNITED STATES HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING RATE REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Seaboard, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Seaboard reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. Seaboard also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. Seaboard also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Seaboard waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by Seaboard. Seaboard will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Seaboard, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a "net long position" (i.e., more shares held in long positions than in short positions) in (i) a number of shares that is equal to or greater than the amount tendered, and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer; or (ii) other securities immediately convertible into, exercisable for or exchangeable into a number of shares ("Equivalent Securities") that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities, and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a "net long position" in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4; and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

        Lost or Destroyed Certificates.    If any certificate representing shares of our common stock has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Seaboard or the Information Agent. Any certificates delivered to Seaboard, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.     Withdrawal Rights

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, if Seaboard has not accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on July 3, 2014. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

        For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Seaboard, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Seaboard reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not Seaboard waives similar defects or irregularities in the case of any other stockholder. None of Seaboard, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

        If Seaboard extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Seaboard, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.     Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and (ii) accept for payment and pay an aggregate purchase price of up to $100 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (i) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC; (ii) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message; and (iii) any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

        Any tendering stockholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary, the IRS Form W-9 included with the Letter of Transmittal or the applicable IRS Form W-8 may be subject to required U.S. backup withholding at a rate equal to 28 percent of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Any foreign stockholder will be subject to withholding at a rate of 30 percent on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder with the United States. Backup withholding generally will not apply to amounts subject to the 30 percent or a treaty-reduced rate of withholding. See Section 3 or Section 14.

6.     Conditional Tender of Shares

        Under certain circumstances described in Section 1, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased, if any are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $100 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

        After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro-rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $100 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with the acceptance of the shares for payment:

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  there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

  •
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

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  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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  our acceptance for purchase of or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

    •
    indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

    •
    is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  there shall have occurred any of the following:

  •
  any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

  •
  the commencement or escalation, on or after May 12, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

  •
  any decrease of more than 10 percent in the market price for our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, the New York Stock Exchange Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on May 12, 2014;

  •
  any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States; or (ii) our business, general affairs, management, financial position, stockholders' equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us; or

  •
  in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

  •
  we shall have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than Seaboard Flour) (i) has acquired or proposes to acquire beneficial ownership of more than five percent of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 12, 2014); (ii) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 12, 2014 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1 percent or more of our outstanding common stock; or (iii) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

  •
  there has occurred any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, financial condition, results of operations or prospects or the value of our shares; or

  •
  we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

        Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time in our discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. See Section 15. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if Seaboard's determinations are challenged by stockholders.

8.     Price Range of Shares; Dividends; Prior Stock Purchases

        Our common stock is traded on the NYSE under the symbol "SEB." The following table sets forth the high and low sales prices for our common stock as reported on the NYSE and the cash dividends declared per share of common stock for the periods indicated.

	High	Low	Dividends per Share
Year Ended December 31, 2014
Second Quarter (through May 9, 2014)	2,633.97	2,350.00	- 0 -
First Quarter	2,793.00	2,391.03	- 0 -
Year Ended December 31, 2013
Fourth Quarter	2,891.00	2,653.00	- 0 -
Third Quarter	2,948.24	2,630.00	- 0 -
Second Quarter	2,849.99	2,515.77	- 0 -
First Quarter	2,934.00	2,500.00	- 0 -
Year Ended December 31, 2012
Fourth Quarter	2,698.00	2,085.00	$12.00
Third Quarter	2,349.99	1,991.00	- 0 -
Second Quarter	2,161.00	1,826.00	- 0 -
First Quarter	2,169.97	1,805.00	- 0 -

        On May 9, 2014, the reported closing price of our common stock on the NYSE was $2,447.44 per share. We announced our intention to make the Offer before the open of trading on the NYSE during the morning of May 12, 2014. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

        In December 2012, Seaboard declared and paid a dividend of $12.00 per share on its common stock. The increased amount of the dividend (which has historically been $0.75 per share on a quarterly basis or $3.00 per share on an annual basis) represented a prepayment of the annual 2013, 2014, 2015 and 2016 dividends ($3.00 per share per year). Seaboard does not currently intend to declare any further dividends for the years 2014 - 2016. Seaboard did not declare a dividend during 2013 or 2011. In 2010, Seaboard declared and paid dividends of $9.00 per share on its common stock, which included a prepayment of the annual 2011 and 2012 dividends ($3.00 per share per year).

        Our Board of Directors has authorized a program to repurchase shares of our outstanding common stock ("Repurchase Program"). The purchases are to be made from time to time in the open market at prevailing market prices.

        The following table sets forth information as to the shares of our common stock purchased by the Company during the periods indicated:

			Price Range Paid per Share
	Total Number of Shares Purchased	Average Price Paid per Share
Period			High	Low
Year Ended December 31, 2014
Total First Quarter 2014	1,667	2,641.60	2,750.00	2,559.39
Year Ended December 31, 2013
Total Fourth Quarter 2013	2,275	2,737.91	2,750.00	2,685.79
Total Third Quarter 2013	1,338	2,732.48	2,750.00	2,687.50
Total Second Quarter 2013	4,945	2,694.83	2,750.00	2,587.50
Total First Quarter 2013	147	2,495.39	2,500.00	2,486.95
Year Ended December 31, 2012
Total Fourth Quarter 2012	3,762	2,295.88	2,488.18	2,125.21
Total Third Quarter 2012	1,050	2,137.79	2,200.00	2,024.13
Total Second Quarter 2012	4,875	1,971.92	2,130.00	1,856.50
Total First Quarter 2012	3,250	1,949.35	2,017.75	1,892.00

9.     Source and Amount of Funds

        Assuming that the Offer is fully subscribed, we expect the aggregate Purchase Price, together with related fees and expenses, will be approximately $100 million. We anticipate that we will pay for the shares tendered in the Offer from our cash, cash equivalents and short-term investments.

10.   Certain Information Concerning the Company

        Seaboard Corporation is a diverse global agribusiness and transportation company. In the United States, Seaboard is primarily engaged in pork production and processing and ocean transportation. Overseas, Seaboard is primarily engaged in commodity merchandising, grain processing, sugar production and electric power generation. Seaboard also has an interest in turkey operations in the United States.

        Our principal executive offices are located at 9000 West 67th Street, Shawnee Mission, Kansas 66202. Our telephone number at that address is (913) 676-8800 and our website address is www.SeaboardCorp.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

        Available Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer.

        The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. To receive copies of public records not posted to the SEC's web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. You may access the Company's publicly filed documents at the SEC site, including the Schedule TO and the documents incorporated therein by reference. You may also go to the Company's website located at www.SeaboardCorp.com to access the Schedule TO and related documents.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014; and

  •
  our Current Report on Form 8-K as filed with the SEC on April 28, 2014.

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Seaboard Corporation
9000 West 67th Street
Shawnee Mission, Kansas 66202
Telephone: (913) 676-8800
Attn: Shareholder Relations

        Copies of these filings are also available, without charge, on our website at www.SeaboardCorp.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        Shares Outstanding.    As of April 30, 2014, we had 1,187,288 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,500 per share, the minimum purchase price under the Offer, the number of shares that will be purchased under the Offer is 40,000, which represents approximately 3.37 percent of the total number of shares issued and outstanding as of April 30, 2014. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,950 per share, the maximum purchase price under the Offer, the number of shares that will be purchased under the Offer is 33,898, which represents approximately 2.86 percent of the total number of shares issued and outstanding as of April 30, 2014.

        Interests of Directors and Executive Officers.    As of April 30, 2014, our directors and executive officers as a group (17 persons) beneficially owned an aggregate of 902,716.24 shares, representing approximately 76.0 percent of the total number of outstanding shares on a fully diluted basis. Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. In addition, Seaboard Flour, whose shares are beneficially owned by our President, Steven J. Bresky, has advised us that they do not intend to tender any shares in the Offer. The equity ownership of our directors and executive officers and Seaboard Flour will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,500 per share, the minimum purchase price under the Offer, the number of shares that will be purchased under the Offer is 40,000, which will increase the equity ownership of our directors and executive officers, and Seaboard Flour to approximately 78.7 percent of the total number of shares issued and outstanding as of April 30, 2014. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $2,950 per share, the maximum purchase price under the Offer, the number of shares that will be purchased under the Offer is 33,898, which will increase the equity ownership of our directors and executive officers, and Seaboard Flour to approximately 78.3 percent of the total number of shares issued and outstanding as of April 30, 2014. Our directors and executive officers and Seaboard Flour LLC may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2014 (except as otherwise noted below), by: (i) each person known by the Company to beneficially own five percent or more of our common stock; (ii) each director of the

Company; (iii) each of the named executive officers of the Company; and (iv) all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner or Number of Persons in Group	Sole Voting and Investment Power		Shared Voting or Investment Power	Percent of Class
Steven J. Bresky	902,521.24	(1)		76.0%
David A. Adamsen	20			*
Douglas W. Baena	100			*
Edward I. Shifman, Jr.	5			*
Robert L. Steer	- 0	-		*
David M. Dannov	10			*
Edward A. Gonzalez	- 0	-		*
Terry J. Holton	- 0	-		*
All directors and executive officers as a group (17 persons)	902,716.24			76.0%
Seaboard Flour LLC	465,825.69	(2)		39.2%
SFC Preferred LLC	428,122.55	(2)		36.1%
FMR LLC	60,800	(3)		5.1%

(1)
The shares reported include 2,548 shares of Seaboard's common stock owned directly; 465,825.69 shares of Seaboard's common stock that may be attributed to S. Bresky by virtue of his position as sole manager of Seaboard Flour LLC, with the right to vote Seaboard shares owned by Seaboard Flour LLC; 428,122.55 shares of Seaboard's common stock that may be attributed to S. Bresky by virtue of his position as sole manager of SFC Preferred LLC, with the right to vote Seaboard shares owned by SFC Preferred LLC; 1,775 shares of Seaboard's common stock that may be attributed to S. Bresky, as co-trustee of a trust which owns such shares; and 4,250 shares of Seaboard's common stock that may be attributed to him as co-trustee of the "Bresky Foundation" trust. All of the common units of Seaboard Flour LLC and SFC Preferred LLC are held by S. Bresky and other members of the Bresky family, including trusts created for their benefit.

(2)
These shares are beneficially owned by Steven J. Bresky. See Footnote 1 above to this table.

(3)
The information with respect to the holdings of FMR LLC is provided as of December 31, 2013, based on a Schedule 13G filed by FMR LLC with the SEC on February 14, 2014. FMR LLC reports that, of the 60,800 shares beneficially owned, it has sole voting power with respect to 13,200 shares and sole dispositive power with respect to all 60,800 shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 ("Investment Advisers Act"), is the beneficial owner of 47,600 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 47,600 shares owned by the funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B common shares of FMR LLC, representing 49 percent of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. Pyramis Global Advisors, LLC ("Pyramis"), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, is the beneficial owner of 13,200 shares as a result of its serving as investment manager of institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has sole dispositive power over 13,200 shares and sole power to vote or to direct the voting of 13,200 shares owned by the institutional accounts of funds advised by Pyramis, as reported above.

*
Less than one percent.

        Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202.

        Recent Securities Transactions.    Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this offer, except as otherwise set forth in this Offer to Purchase.

        Stock Repurchase Program.    Our Board of Directors has authorized a program to repurchase shares of our outstanding common stock ("Repurchase Program"). The purchases are to be made from time to time in the open market at prevailing market prices. As of March 29, 2014, our remaining authorization to repurchase shares of our common stock under the program was $80,223,317. This Offer constitutes a portion of the Repurchase Program.

        Equity-Based Compensation.    Except for the Repurchase Program discussed herein, none of the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of stockholders.

        We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares will not cause the shares to be delisted from the NYSE. See Section 7.

        The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

        It is a condition of our obligation to purchase shares pursuant to the Offer that as a result of the consummation of the Offer, our common stock will not be eligible for deregistration under the Exchange Act.

13.   Legal Matters; Regulatory Approvals

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

        Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Sections 7 and 9.

14.   Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose "functional currency" is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion assumes that the provisions of Section 5881 of the Code are not applicable to any payments made pursuant to the Offer.

        This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

        As used herein, a "United States Holder" means a beneficial owner of shares that is for U.S. federal income tax purposes (i) an individual citizen or resident alien of the United States; (ii) a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust; or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a "Non-United States Holder" means a beneficial owner of shares that is neither (i) a United States Holder nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

        Consequences to Stockholders Who Do Not Participate in the Offer.    Stockholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other stockholders pursuant to the Offer.

        Consequences to United States Holders.    An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

        If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (i) the amount of cash received by the United States Holder for such shares; and (ii) the United States Holder's "adjusted tax basis" for such shares at the time of the sale. Generally, a United States Holder's adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder's holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder's ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the United States Holder under the Offer.

        A United States Holder's exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange:

  •
  results in a "complete termination" of the stockholder's stock interest in us under Section 302(b)(3) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

  •
  is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code.

        In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

        One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for U.S. federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

        A distribution to a stockholder will result in a "complete termination" of the stockholder's equity interest in us if either (i) all of the shares of stock in us actually and constructively owned by the stockholder are exchanged for cash pursuant to the Offer; or (ii) all of the shares of stock in us actually owned by the stockholder are exchanged for cash pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the "complete termination" test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the "complete termination" test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

        A distribution to a stockholder will generally result in a "substantially disproportionate" redemption if the percentage of the outstanding shares of stock in us actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the Offer is less than 80 percent of the percentage of the outstanding shares of stock in us actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the Offer from the particular stockholder and all other stockholders).

        A distribution to a stockholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in us. Whether a stockholder meets this test will depend on the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." Stockholders should consult their tax advisors as to the application of this test to their particular circumstances.

        Each stockholder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

        If a United States Holder's receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder's shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder's ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20 percent with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder's adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The redeemed stockholder's basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations); and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

        Consequences to Non-United States Holders.    Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests of Section 302 of the Code described above unless (i) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder); (ii) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or (iii) our shares that are exchanged constitute a United States real property interest.

        Non-United States Holders described in clause (i) above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30 percent rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (ii) above will be taxed on his or her gains at a flat rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

        Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares; or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer; and (iii) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5 percent of our shares. We do not believe that we have been a United States real property holding corporation at any time during the 5-year period preceding the sale pursuant to the Offer.

        If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Depositary, or other withholding agent, will presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are distributions. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see "Consequences to United States Holders"). However, the Depositary or other withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of United States federal income tax at the rate of 30 percent or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder's conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder's U.S. federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not have to be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30 percent rate, or a lower rate specified in an applicable income tax treaty. See Section 3 "Procedures For Tendering Shares" with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

        Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a validly completed IRS Form W-8BEN (or other applicable form) before any payment is made so as to avoid backup withholding, the Depositary or other withholding agent will withhold 30 percent of the gross proceeds unless such Depositary or other withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from U.S. federal income tax under the "complete termination," "substantially disproportionate," or "not essentially equivalent to a dividend" test.

        Additional tax on net investment income.    An additional 3.8 percent tax will be imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

        United States Federal Income Tax Backup Withholding.    See Section 3 "Procedures For Tendering Shares" with respect to the U.S. federal income tax backup withholding requirements.

        THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.   Extension of the Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered pursuant to the Offer to stockholders or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

  •
  we increase or decrease the price to be paid for shares or increase by more than 2 percent of our outstanding shares or decrease the number of shares sought in the Offer; and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.   Fees and Expenses

        We have retained MacKenzie Partners to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

        Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

        After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Seaboard.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Seaboard or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

SEABOARD CORPORATION

May 12, 2014

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

WELLS FARGO BANK, N.A.

By Mail:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500

or

Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com

QuickLinks

  Exhibit 99.(a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER